EXHIBIT 99.1

[PILLOWTEX LOGO]

FOR IMMEDIATE RELEASE

July 30, 2003

Contacts:

Media: Karen Cobb, Communications Manager

                (704) 939-2775

Investor Relations: Hank Pollock, Vice President and Treasurer

                (704) 939-2976

Pillowtex Files Chapter 11 Bankruptcy Petition

~ Pillowtex reaches definitive agreement with GGST, LLC for sale of company assets ~

KANNAPOLIS, N.C. – July 30, 2003 – Pillowtex Corporation (OTC: PWTX) announced today that it filed a voluntary petition in the U.S. Bankruptcy Court in Wilmington, Del., seeking relief under Chapter 11 of the U.S. Bankruptcy Code.

In addition, Pillowtex announced it has signed a definitive agreement with GGST, LLC for the sale of substantially all of its plants, equipment and brands subject to court approval under Section 363 of the Bankruptcy Code. As required under Section 363 of the Code, Pillowtex Corporation filed a motion to establish bidding procedures allowing groups in addition to GGST, LLC to submit offers for its assets.

As detailed in the bankruptcy filing, Pillowtex will continue to own its assets as a “debtor in possession.” During the bidding process, the Company will not operate its manufacturing facilities and will utilize available inventory to service its existing customer business. The Company will conduct going-out-of-business sales at its Fieldcrest Cannon Stores. The Company’s advisors estimate that the bidding period will last approximately 45 days during which time any competing offers for the Company’s assets will be reviewed by the Board of Directors and Company management. If no acceptable offers are received prior to the expiration of the bidding period, upon order of the Bankruptcy Court, GGST, LLC will assume ownership of substantially all of Pillowtex’s plants, equipment and brands.

In an announcement on July 30, 2003, the Company stated that it had closed substantially all of its operations and terminated its workforce of approximately 6,450 employees. A staff of approximately 1,200 employees has been initially retained to assist with bankruptcy proceedings, shipping and warehousing needs, accounting and human resources issues. Plans are being finalized with numerous local, state and federal officials to help provide emergency work assistance, claims filing and job re-training for affected employees.

As a routine matter, Pillowtex presented the Bankruptcy Court with a series of “first day motions” that the Company has asked the Court to approve in its first-day hearing. The Company has received a commitment from the lenders under its revolving credit agreement to continue to loan the Company money under its existing credit facility. The financing, which is subject to approval by the Court, will be used to fund the Company’s expenses during the bankruptcy process.

About Pillowtex

Pillowtex Corporation, headquartered in Kannapolis, N.C., is a leading designer, marketer and producer of home fashion products including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company markets products under its own brand names including Cannon®, Fieldcrest®, Royal Velvet® and Charisma®. The Company also designs and manufactures private-label home textile products for leading retailers. Pillowtex operated manufacturing and distribution facilities in the U.S. and Canada and employed approximately 7,650 people.

About GGST, LLC

GGST, LLC is a company formed by SB Capital Group, Gibbs International, Gordon Brothers Retail Partners and Tiger Capital Group. Inquiries regarding the disposition of assets may be directed to Steve Luquire and John Deem at Luquire, George, Andrews, Inc. (704) 552-6565. Group 3 Design, a leading brand management firm, has been retained to manage the branded licensing activities of the acquired brands. Inquiries regarding the brands may be directed to mgleason@groupthree.com.

Forward-Looking Statements

Certain statements contained in this press release are forward looking in nature. Factors that could cause actual results to differ from the forward-looking information containing in this press release include, but are not limited to, the significant challenges faced in connection with the Company’s bankruptcy proceedings. Other such factors are discussed in greater detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

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